UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No.__1__ )*

                    Home Health Corporation of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    436936108
                        --------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 31 Pages



--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  2  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Ventures II, L.P.
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]

                                                                    (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 31 Pages


--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  3  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Partners II, L.P.

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 31 Pages





--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  4  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Investors II, L.P.

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 31 Pages



--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  5  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Stamps, Woodsum & Co. II

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 31 Pages



--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  6  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 E. Roe Stamps, IV

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 31 Pages





--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  7  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Stephen G. Woodsum

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)

                                                                     (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 31 Pages





--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  8  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Gregory M. Avis

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 31 Pages






--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  9  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Martin J. Mannion

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Pages 9 of 31 Pages







--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  10 of  31  Pages
         -----------                                          -----  ------
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 John A. Genest

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Pages 10 of 31 Pages






--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  11  of  31 Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ernest K. Jacquet

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)

                                                                  (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF                        0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 31 Pages






--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  12 of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Bruce R. Evans

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 13 Pages







--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page 13  of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Thomas S. Roberts

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 31 Pages






--------------------------------------------------------------------------------

CUSIP NO. 436936108                   13G                 Page  14 of  31  Pages
         -----------                                          -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Walter G. Kortschak

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)

                                                                  (b)
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         155,268 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         155,268 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 155,268 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 2.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 31 Pages







                                  Schedule 13G


Item 1(a).    Name of Issuer: Home Health Corporation of America, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 2200 Renaissance Boulevard, Suite 300, King of Prussia, PA 19406

Item 2(a). Names of Persons Filing: Summit Ventures II, L.P., Summit Partners II, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. II and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts and Walter G. Kortschak.

              Summit Partners II, L.P. is the sole general partner of Summit Ventures II, L.P. Stamps, Woodsum & Co. II is the sole general partner of Summit Partners II, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. II and Summit Investors II, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures II, L.P., Summit Partners II, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. II and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures II, L.P., Summit Partners II, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. II is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak is a United States citizen.

Item 2(d).    Title of Class of Securities: Common Stock, no par value.

Item 2(e).    CUSIP Number:436936108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a)  [  ]  Broker or Dealer  registered  under  Section  15 of the
                         Securities Exchange Act of 1934 (the "Act").


                              Page 15 of 31 Pages





              (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.

              (c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the
                         Act.

              (d)  [  ]  Investment  Company  registered  under Section 8 of the
                         Investment Company Act of 1940.

              (e)  [  ]  Investment  Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

              (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

              (g)  [  ]  Parent  Holding   Company,   in  accordance  with  Rule
                         13d-1(b)(ii)(G) of the Act.

              (h)  [  ]  Group,  in accordance with Rule  13d-1(b)(1)(ii)(H)  of the Act.

              Not Applicable.

Item 4.       Ownership.

              Not Applicable

Item 5.       Ownership of Five Percent or Less of a Class.

              [X] Each of Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, L.P., Summit Investors II, and Messrs., Stamps, Woodsum, Mannion, Genest, Avis, Jacquet, Evans, Kortschak and Roberts may be deemed to own beneficially 155,268 shares of Home Health Corporation of America, Inc. Common Stock as of December 31, 1996, which is five percent or less of the Common Stock of Home Health Corporation of America, Inc. based on the 8,103,340 shares of Common Stock reported to be outstanding at November 1, 1996 in Home Health Corporation of America, Inc's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not  Applicable.   The  reporting   persons   expressly   disclaim
              membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 17 of 31 Pages



                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 14, 1997

SUMMIT VENTURES II, L.P.                                *
                                               -------------------------
                                               E. Roe Stamps, IV
By:   Summit Partners II, L.P.

By:   Stamps, Woodsum & Co. II                          *
                                               -------------------------
                                               Stephen G. Woodsum
      By:          *
          ----------------------
          E. Roe Stamps, IV                             *
          General Partner                      -------------------------
                                               Gregory M. Avis

SUMMIT INVESTORS II, L.P.
                                                        *
                                               -------------------------
                                               Martin J. Mannion

By:  /s/ John A. Genest
    ----------------------------               /s/ John A. Genest
      General Partner                          -------------------------
                                               John A. Genest

SUMMIT PARTNERS II, L.P.
                                                        *
                                               -------------------------
                                               Ernest K. Jacquet
By:   Stamps, Woodsum & Co. II

                                                        *
      By:           *                          -------------------------
          ----------------------               Bruce R. Evans
              E. Roe Stamps, IV
              General Partner
                                                        *
STAMPS, WOODSUM & CO. II                       -------------------------
                                               Walter G. Kortschak


By:             *                                       *
      --------------------                     -------------------------
      E. Roe Stamps, IV                        Thomas S. Roberts
      General Partner



                               Page 18 of 31 Page





                                             *By: /s/ John A. Genest
                                                 ----------------------
                                                  John A. Genest,
                                                  Attorney-in-Fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 19 of 31 Pages





                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Home Health Corporation of America, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 14th day of February, 1997.

SUMMIT VENTURES II, L.P.                                               *
                                                              ------------------
                                                              E. Roe Stamps, IV
By:   Summit Partners II, L.P.

By:   Stamps, Woodsum & Co. II                                         *
                                                              ------------------
                                                              Stephen G. Woodsum

      By:              *
          ---------------------------                                  *
              E. Roe Stamps, IV                               ------------------
              General Partner                                 Gregory M. Avis

SUMMIT INVESTORS II, L.P.
                                                                       *
                                                              ------------------
                                                              Martin J. Mannion

By:  /s/ John A. Genest
   --------------------------------
      General Partner                                         /s/ John A. Genest
                                                              ------------------
                                                              John A. Genest

SUMMIT PARTNERS II, L.P.
                                                                       *
                                                              ------------------
                                                              Ernest K. Jacquet
By:   Stamps, Woodsum & Co. II

                                                                       *
      By:            *                                        ------------------
          ---------------------------                         Bruce R. Evans
              E. Roe Stamps, IV
              General Partner


                              Page 20 of 31 Pages






STAMPS, WOODSUM & CO. II                                      *
                                                     ------------------------
                                                     Walter G. Kortschak

By:          *                                                *
     ------------------------                        ------------------------
      E. Roe Stamps, IV                              Thomas S. Roberts
      General Partner


                                                *By: /s/ John A. Genest
                                                     ------------------------
                                                     John A. Genest,
                                                     Attorney-in-Fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                               Page 21 of 31 Pages




                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum &
Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ E. Roe Stamps, IV
                                             -----------------------------------
                                             E. Roe Stamps, IV

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this  10th day of  February,  1997,  before  me  personally  came E. Roe
Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Stephen G. Woodsum
                                             -----------------------------------
                                             Stephen G. Woodsum

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Martin J. Mannion
                                             -----------------------------------
                                             Martin J. Mannion

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                                  Page 26 of 31

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ John A. Genest
                                             -----------------------------------
                                             John A. Genest

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John A Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                                  Page 26 of 31






     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Gregory M. Avis
                                             -----------------------------------
                                             Gregory M. Avis

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:




                                  Page 28 of 31







     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Ernest K. Jacquet
                                             -----------------------------------
                                             Ernest K. Jacquet

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Ernest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                                  Page 29 of 31







     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Thomas S. Roberts
                                             -----------------------------------
                                             Thomas S. Roberts

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Bruce R. Evans
                                             -----------------------------------
                                             Bruce R. Evans

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Walter G. Kortschak
                                             -----------------------------------
                                             Walter G. Kortschak

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires: